Exhibit 99.1

FOR INQUIRIES, CONTACT:

Tim Gagnon, Director of Investor Relations

Email: tim.gagnon@chrobinson.com

Adrienne Brausen, Investor Relations Associate

Email: adrienne.brausen@chrobinson.com

C.H. Robinson Announces Changes to Segment Reporting Structure

EDEN PRAIRIE, MINNESOTA, January 26, 2017 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW) today announced that, starting with our fourth quarter 2016 results to be reported on January 31, we will report operating results based on three reportable segments: North American Surface Transportation (“NAST”), Global Forwarding, and Robinson Fresh, to align with our current management reporting structure.

In order to help you understand our financial results when we release earnings, we wanted to share some information with you in advance of reporting.

North American Surface Transportation (“NAST”) provides freight transportation services across North America through a network of offices in the United States, Canada, and Mexico. The primary services included in this business line and provided by NAST include Truckload, Less than Truckload, Intermodal, and Domestic Air.

Global Forwarding provides global logistics services through an international network of offices in North America, Asia, Europe, Australia, and South America and also contracts with independent agents worldwide. The primary services included in the Global Forwarding business line are Ocean Freight services, Airfreight services, and Customs Brokerage.

Robinson Fresh provides sourcing services under the name of Robinson Fresh. Our sourcing services primarily include the buying, selling, and marketing of fresh fruits, vegetables, and other perishable items. Robinson Fresh sources products from around the world and has a physical presence in North America, Europe, Asia, and South America. This segment often provides the logistics and transportation of the products they sell, in addition to temperature controlled transportation services for its customers.

Our Managed Services business, as well as surface transportation outside of North America and other miscellaneous operations, will be reported in an “All Other and Corporate” category.

For each segment and “All Other and Corporate”, we will be reporting six key disclosures:

•	Total Revenues

•	Net Revenues

•	Segment Operating Income / (Loss)

•	Depreciation and Amortization

•	Total Assets

•	Average Headcount

To ensure that you have a basis for comparison, in addition to current period, we will also provide certain historical segment information as an exhibit in our 8-K filing.

We hope this helps set the stage for our new disclosures after the market closes on Tuesday, January 31, 2017.

About C.H. Robinson

At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and Managed Services for more than 110,000 customers and 68,000 contract carriers through our integrated network of 280 offices and more than 14,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video.

Source: C.H. Robinson